Exhibit 99.1

October 18, 2011

Investors May Contact:

Kevin Stitt, Bank of America, 1.980.386.5667

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Third-Quarter 2011 Net Income of $6.2 Billion, or $0.56 Per Diluted Share

Credit Costs Continue to Decrease With Net Charge-Offs Declining Across Most Portfolios

Strong Capital Generation With Tier 1 Common Equity Ratio at 8.65 Percent

Average Deposit Balances Increased for the Fourth Consecutive Quarter

Growth in Corporate Banking Average Core Loan Balance Across All Regions

Bank of America Merrill Lynch (BAML) Was Ranked No. 2 Globally in Net Investment Banking Fees in the Third Quarter of 2011

Customer Solutions Pilot Program Showing Positive Results

CHARLOTTE – Bank of America Corporation today reported net income of $6.2 billion, or $0.56 per diluted share, for the third quarter of 2011, compared with a net loss of $7.3 billion, or $0.77 per diluted share, in the year-ago period. Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis1 rose 6 percent to $28.7 billion.

There were a number of significant items that affected results in both periods. The most recent quarter included, among other things, $4.5 billion (pretax) in positive fair value adjustments on structured liabilities, a pretax gain of $3.6 billion from the sale of shares of China Construction Bank (CCB), $1.7 billion pretax gain in trading Debit Valuation Adjustments (DVA), and a pretax loss of $2.2 billion related to private equity and strategic investments, excluding CCB. The fair value adjustment on structured liabilities reflects the widening of the company’s credit spreads and does not impact

1

Fully taxable-equivalent (FTE) basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to pages 25-27 of this press release. Total revenue, net of interest expense on a GAAP basis was $28.5 billion for the three months ended September 30, 2011.

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regulatory capital ratios. The year-ago quarter included a $10.4 billion goodwill impairment charge. Details on the significant items are included in the revenue and expense section of this press release.

“This quarter’s results reflect several actions we took that highlight our ongoing transformation toward becoming a leaner, more focused company,” said Chief Executive Officer Brian Moynihan. “The diversity and depth in our customer and client offerings provided some resiliency in a very challenging environment.”

“Our focus this quarter was on strengthening the balance sheet by selling non-core assets and building capital to position the company for future growth,” said Chief Financial Officer Bruce Thompson. “In that regard, we accomplished a great deal. We reduced the size of our balance sheet by $42 billion from the second quarter of 2011, nearly doubled our Tier 1 common equity ratio since early 2009, and continued to have strong liquidity levels even after significantly reducing both short- and long-term debt.”

Making progress on operating principles

During the third quarter of 2011, the company made significant progress in line with its operating principles, including the following developments:

Focus on customer-driven businesses

•

Bank of America extended approximately $141 billion in credit in the third quarter of 2011, according to preliminary data. This included $85 billion in commercial non-real estate loans, $33 billion in residential first mortgages, $10 billion in commercial real estate loans, $5 billion in U.S. consumer and small business card, $847 million in home equity products and $7 billion in other consumer credit.

•

The $33 billion in residential first mortgages funded in the third quarter helped over 151,000 homeowners either purchase a home or refinance an existing mortgage. This included approximately 12,000 first-time homebuyer mortgages originated by retail channels, and more than 54,000 mortgages to low- and moderate-income borrowers. Approximately 47 percent of funded first mortgages were for home purchases and 53 percent were refinances.

•	Total average deposit balances of $1.05 trillion were up $77 billion, or 8 percent from the year-ago period, and $15 billion, or 1 percent higher than the second quarter of 2011.

•

The number of net new consumer and small business checking accounts was positive for the third consecutive quarter as the company continued to focus on the retention of profitable customer relationships.

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•

Bank of America launched Customer Solutions earlier this year as a pilot in certain markets for new customers. The company has been successfully converting select customers in those markets with favorable results as many customers are willing to increase their balances to achieve account benefits.

•

Bank of America continued to expand its service for small business owners by hiring nearly 500 locally based small business bankers through the third quarter of 2011 to provide convenient access to financial advice and solutions. The company plans to hire more than 1,000 small business bankers by early 2012.

•

Referral volumes remained strong during the third quarter with referrals from Global Wealth and Investment Management to Global Banking and Markets up 28 percent from the year-ago quarter, and referrals from Global Wealth and Investment Management to Global Commercial Banking up 6 percent from the same period.

•	Global Wealth and Investment Management added 475 Financial Advisors in the quarter.

Building a fortress balance sheet

•

Regulatory capital ratios increased significantly during the third quarter compared to the second quarter of 2011, with the Tier 1 common equity ratio at 8.65 percent, the tangible common equity ratio[2] at 6.25 percent and the common equity ratio at 9.50 percent at September 30, 2011.

•

The company took advantage of its strong liquidity position to reduce short-term debt by $17 billion and long-term debt by $28 billion during the third quarter. The parent company’s time-to-required funding increased to 27 months from 22 months in the second quarter of 2011.

•	The company continued to strengthen the balance sheet by reducing risk-weighted assets by $33 billion from the second quarter of 2011 and $117 billion from the third quarter of 2010.

Pursuing operational excellence in efficiency and risk management

•

Earlier this year, the company launched Project New BAC, a comprehensive initiative designed to simplify and streamline the company and align expenses. Implementation of Phase 1 ideas began this month with a goal of reducing expenses by approximately $5 billion per year by 2014, on a baseline of approximately $27 billion in annual expenses for the business areas reviewed in Phase 1. The company expects to incur technology and severance costs during the implementation of Phase 1. The New BAC Phase 2 review began this month and is expected to continue into early 2012 and cover the balance of businesses

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and operations that were not reviewed in Phase 1.

•

The provision for credit losses declined 37 percent from the year-ago quarter, reflecting improved credit quality across most consumer and commercial portfolios and underwriting changes implemented over the last several years.

•

The allowance for loan and lease losses to annualized net charge-off coverage ratio remained strong in the third quarter of 2011 at 1.74 times, compared to 1.53 times in the third quarter of 2010 (1.33 times compared to 1.34 times excluding purchased credit-impaired loans).

Delivering on the shareholder return model

•

The company continued to focus on streamlining the balance sheet by selling non-core assets, addressing legacy issues, reducing debt and implementing its customer-focused strategy while focusing on expenses to position the company for long-term growth.

•

Tangible book value per share[2] rose to $13.22 in the third quarter of 2011, compared to $12.91 in the third quarter of 2010 and $12.65 in the second quarter of 2011. Book value per share was $20.80 in the third quarter of 2011 compared to $21.17 in the third quarter of 2010 and $20.29 in the second quarter of 2011.

Continuing to address legacy issues

•

Since the start of 2008, Bank of America and legacy Countrywide have completed nearly 961,000 loan modifications with customers. During the third quarter of 2011, more than 52,000 loan modifications were completed, compared with 69,000 in the second quarter of 2011 and 50,000 in the third quarter of 2010.

•

During the quarter, Bank of America successfully implemented the rollout of a single point of contact in the default servicing business. More than 6,500 employees have now been trained and deployed in these client relationship management roles.

[2]	Tangible common equity ratio and tangible book value per share of common stock are non-GAAP measures. Other companies may define or calculate these measures differently. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

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Business Segment Results

Deposits

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Total revenue, net of interest expense, FTE basis[1]	$3,119	$3,301	$3,146
Provision for credit losses	52	31	62
Noninterest expense	2,627	2,609	2,774

Net income	$276	$424	$198
Return on average equity	4.61%	7.20%	3.23%
Return on average economic capital[1]	18.78%	29.98%	12.40%
Average deposits	$422,331	$426,684	$411,117

	At September 30, 2011	At June 30, 2011	At September 30, 2010
Client brokerage assets	$61,918	$69,000	$59,984

[1]

Fully taxable-equivalent (FTE) basis and return on average economic capital are non-GAAP measures. Other companies may define or calculate these measures differently. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

Business Highlights

•	Average deposit balances increased $11.2 billion from the year-ago quarter, driven by growth in liquid products in a low rate environment.

•

The cost per dollar of deposits improved by 21 basis points to 2.47 percent from the year-ago quarter, highlighting the company’s continued efficiency and competitive edge in maintaining a low-cost distribution channel.

Financial Overview

Deposits reported net income of $276 million, up $78 million from the year-ago quarter, largely due to lower noninterest expense, partially offset by lower revenue.

Revenue of $3.1 billion was down $27 million from the year-ago quarter driven by lower noninterest income, reflecting the impact of overdraft fee changes that were fully implemented during the third quarter of 2010. Net interest income of $2.0 billion was

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relatively flat from the year-ago quarter, while noninterest expense was down $147 million from a year ago to $2.6 billion due to a decrease in operating expenses.

Card Services1

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Total revenue, net of interest expense, FTE basis[2]	$4,507	$4,856	$5,377
Provision for credit losses	1,037	302	3,066
Noninterest expense[3]	1,458	1,532	11,834

Net income (loss)	$1,264	$1,939	$(9,844)
Return on average equity	22.36%	34.31%	n/m
Return on average economic capital[2]	49.31%	74.83%	16.63%
Average loans	$123,547	$127,344	$141,092

	At September 30, 2011	At June 30, 2011	At September 30, 2010
Period-end loans	$122,223	$125,140	$138,492

[1]

During the third quarter of 2011, as a result of the decision to exit the international consumer card businesses, the Global Card Services business segment was renamed Card Services. The international consumer card business results have been moved to All Other and prior periods have been reclassified.

[2]

Fully taxable-equivalent (FTE) basis and return on average economic capital are non-GAAP measures. Other companies may define or calculate these measures differently. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

[3]	Includes a goodwill impairment charge of $10.4 billion in the third quarter of 2010.

n/m = not meaningful

Business Highlights

•	The number of new U.S. credit card accounts grew by 17 percent in the third quarter of 2011 compared to the second quarter of 2011.

•	Credit quality continued to improve with the 30+ delinquency rate declining for the 10th consecutive quarter.

Financial Overview

Card Services reported net income of $1.3 billion, compared to a loss of $9.8 billion in the year-ago quarter. The improvement in net income reflected the impact of a $10.4 billion goodwill impairment charge in the third quarter of 2010 and lower credit costs in

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the current period, partially offset by lower revenue. Excluding the impairment charge, net income was up $708 million from the third quarter of 2010.

Revenue declined 16 percent to $4.5 billion from the year-ago quarter, driven by a decrease in net interest income from lower average loans and yields as well as lower noninterest income. Average loans declined $17.5 billion from the year-ago period due to higher payments, charge-offs, continued non-core portfolio runoff and divestitures.

Provision for credit losses decreased $2.0 billion from a year ago to $1.0 billion, reflecting improving delinquencies and collections and fewer bankruptcies as a result of improving economic conditions and lower average loans. Excluding the goodwill impairment charge in the third quarter of 2010, noninterest expense was flat from a year ago.

Global Wealth and Investment Management

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Total revenue, net of interest expense, FTE basis[1]	$4,230	$4,490	$3,898
Provision for credit losses	162	72	127
Noninterest expense	3,516	3,631	3,345

Net income	$347	$506	$269
Return on average equity	7.72%	11.54%	5.91%
Return on average economic capital[1]	19.66%	29.97%	15.84%
Average loans	$102,785	$102,200	$99,103
Average deposits	255,660	255,219	234,807

(in billions)	At September 30, 2011	At June 30, 2011	At September 30, 2010
Assets under management	$616.9	$661.0	$611.5
Total client balances[2]	2,063.3	2,202.0	2,120.9

[1]

Fully taxable-equivalent (FTE) basis and return on average economic capital are non-GAAP measures. Other companies may define or calculate these measures differently. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

[2]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans.

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Business Highlights

•

Asset management fees were a record $1.56 billion in the third quarter of 2011, up 17 percent from the year-ago quarter, driven by higher market levels and higher client flows into long-term assets under management.

•	Average deposit balances grew 9 percent from the third quarter of 2010 to $255.7 billion, and average loan balances grew 4 percent to $102.8 billion.

Financial Overview

Global Wealth and Investment Management net income rose 29 percent from the year-ago quarter. Revenue was $4.2 billion, up 9 percent, driven by higher asset management fees, net interest income, and transactional activity.

The provision for credit losses increased $35 million from a year ago, driven by higher costs associated with the residential mortgage portfolio.

Noninterest expense increased 5 percent from a year ago to $3.5 billion, due primarily to higher volume-driven expenses and personnel costs associated with the continued build-out of the business.

Consumer Real Estate Services

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Total revenue, net of interest expense, FTE basis[1]	$2,822	$(11,315)	$3,612
Provision for credit losses	918	1,507	1,302
Noninterest expense[2]	3,852	8,645	2,923
Net loss	$(1,137)	$(14,519)	$(392)
Average loans	$120,079	$121,683	$127,712

	At September 30, 2011	At June 30, 2011	At September 30, 2010
Period-end loans	$119,823	$121,553	$127,700

[1]	Fully taxable-equivalent (FTE) basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.
[2]	Includes a goodwill impairment charge of $2.6 billion in the second quarter of 2011.

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Business Highlights

•	Funded $33.8 billion in residential home loans and home equity loans during the third quarter.

•	Announced plans to exit the Home Loans correspondent mortgage lending channel and focus entirely on retail distribution for mortgage products and services.

Financial Overview

Consumer Real Estate Services reported a net loss of $1.1 billion, compared to a net loss of $392 million for the same period in 2010. Revenue declined 22 percent to $2.8 billion. Noninterest expense increased 32 percent to $3.9 billion, and the provision for credit losses fell 29 percent to $918 million.

The year-over-year decline in revenue was primarily driven by a decrease in core production income, lower insurance income due to the sale of Balboa Insurance during the second quarter of 2011, and a decline in net interest income primarily due to the change in composition of assets and liabilities. The decrease in core production income was due to a decline in new loan originations caused primarily by lower overall market demand and a drop in market share in the correspondent lending channels. These declines were partially offset by improved MSR results, net of hedges, and a decline in the representations and warranties provision, which is included in mortgage banking income.

Representations and warranties provision was $278 million in the third quarter of 2011, compared to $872 million in the third quarter of 2010 and $14 billion in the second quarter of 2011.

Provision for credit losses decreased $384 million from a year ago to $918 million, driven primarily by improving portfolio trends, including the Countrywide purchased credit-impaired home equity portfolio.

The increase in noninterest expense from the year-ago quarter was primarily due to higher default-related and other loss mitigation expenses, mortgage-related assessments and waivers costs, which include costs related to foreclosure delays and other out-of-pocket costs that the company does not expect to recover, as well as higher litigation expense. These increases were partially offset by lower insurance expenses and a decline in production expenses due to lower origination volumes.

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Global Commercial Banking

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Total revenue, net of interest expense, FTE basis[1]	$2,533	$2,811	$2,633
Provision for credit losses	(150)	(417)	556
Noninterest expense	1,018	1,069	1,061

Net income	$1,050	$1,381	$644
Return on average equity	10.22%	13.67%	5.95%
Return on average economic capital[1]	20.78%	27.95%	11.52%
Average loans and leases	$188,037	$189,347	$199,320
Average deposits	173,837	166,481	148,605

[1]

Fully taxable-equivalent (FTE) basis and return on average economic capital are non-GAAP measures. Other companies may define or calculate these measures differently. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

Business Highlights

•

Credit quality indicators continued to improve as nonperforming assets declined by $2.8 billion, or 30 percent, and total reservable criticized loans declined by $13.5 billion, or 37 percent, versus the year-ago quarter.

•	Average commercial and industrial loans grew $3.8 billion, or 4 percent, from a year-ago driven by middle-market clients.

Financial Overview

Global Commercial Banking reported net income of $1.1 billion, up $406 million from a year ago, due to lower credit costs from improved asset quality. Revenue was $2.5 billion, down 4 percent from the year-ago quarter, due to lower loan balances and lower yields. Noninterest expense was $1.0 billion, down 4 percent from the year-ago quarter despite the increase in FDIC costs, due to higher deposit balances as the business tightly managed costs.

The provision for credit losses decreased $706 million from the year-ago quarter to a benefit of $150 million. The decrease was driven by improved overall economic conditions combined with an accelerated rate of loan resolutions in the commercial real estate portfolio.

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Average deposit balances continued to grow, increasing by $25.2 billion from the year-ago quarter, as clients continued to maintain higher levels of liquidity. Average commercial and industrial loan balances have continued to show modest growth, increasing 4 percent from a year ago. However, total average loans and leases decreased $11.3 billion mainly due to reductions in commercial real estate loans.

Global Banking and Markets

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Total revenue, net of interest expense, FTE basis[1]	$5,222	$6,792	$7,073
Provision for credit losses	15	(82)	(157)
Noninterest expense	4,480	4,708	4,311

Net income (loss)	$(302)	$1,559	$1,468
Return on average equity	n/m	16.69%	11.61%
Return on average economic capital[1]	n/m	23.23%	14.57%
Total average assets	$748,289	$748,964	$743,264
Total average deposits	121,389	116,899	96,040

[1]

Fully taxable-equivalent (FTE) basis and return on average economic capital are non-GAAP measures. Other companies may define or calculate these measures differently. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

n/m = not meaningful

Business Highlights

•

Average loan and lease balances and average deposit balances within Global Banking and Markets increased 22 percent and 26 percent respectively versus the year-ago quarter due primarily to strong growth in the international and domestic portfolios.

•	Bank of America Merrill Lynch (BAML) was ranked No. 2 globally in net investment banking fees in the third quarter of 2011 with a 6.8 percent market share, as reported by Dealogic.

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Financial Overview

Global Banking and Markets reported a net loss of $302 million, down from net income of $1.5 billion in the year-ago quarter. Pretax income was $727 million, down from $2.9 billion a year ago. Revenue declined 26 percent to $5.2 billion, primarily driven by lower sales and trading revenue and investment banking fees. Tax expense for the most recent period included a $774 million charge related to the U.K. tax rate change enacted during the quarter, which reduced the carrying value of the deferred tax assets.

Noninterest expense of $4.5 billion was relatively flat compared to the year-ago period.

Provision for credit losses was $15 million versus a year-ago benefit of $157 million due to higher reserve releases in the prior year period, coupled with loan growth and a slower rate of improvement within the corporate credit portfolio in the current period.

Sales and trading revenue was $2.8 billion, a decrease of 37 percent from the third quarter of 2010. The current period includes DVA gains of $1.7 billion compared to losses of $34 million in the third quarter of 2010, as the company’s credit spreads widened throughout the quarter.

Fixed Income, Currency and Commodities sales and trading revenues excluding DVA gains were $314 million, a decrease of $3.2 billion compared to the same quarter last year, due to lower client activity and adverse market conditions. Equities sales and trading revenues excluding DVA gains were $757 million, a decrease of $201 million primarily driven by lower trading revenue in equity derivatives.

Firmwide investment banking fees, including self-led deals, declined to $1.1 billion from $1.4 billion in the third quarter of 2010, mainly due to weakening markets for debt and equity issuances. Total investment banking fees, excluding self-led deals, were down 31 percent from the year-ago period, with 24 percent of investment banking fees originating outside the U.S., compared to 14 percent for the same period last year.

Corporate Bank revenues of $1.4 billion remained strong in a low interest rate environment as average loans and leases increased 25 percent from the same period a year ago to $101.3 billion, driven by growth in both domestic and international commercial loans and international trade finance. Average deposits within the Corporate Bank increased 28 percent to $114.1 billion from the third quarter of 2010 as balances continued to grow from excess liquidity and restrained spending among customers and limited alternative investment options.

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All Other1

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Total revenue, net of interest expense, FTE basis[1]	$6,269	$2,548	$1,243
Provision for credit losses	$1,373	$1,842	$440
Noninterest expense	662	662	968

Net income (loss)	$4,734	$(116)	$358
Average loans	$286,753	$287,840	$268,056

[1]

All Other consists primarily of equity investments, the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to structured liabilities and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. During the third quarter of 2011, as a result of the decision to exit the international consumer card businesses, the international consumer card business results have been moved to All Other and prior periods have been reclassified. Fully taxable-equivalent (FTE) basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

All Other reported net income of $4.7 billion, compared to net income of $358 million a year ago, due to higher revenue partially offset by higher provision for credit losses. Revenue increased $5.0 billion due primarily to positive fair value adjustments of $4.5 billion related to structured liabilities as a result of widening of the company’s credit spreads, compared to negative fair value adjustments of $190 million in the year-ago period. In addition, the year-ago period included $592 million for a reserve related to payment protection insurance claims in the U.K.

Additionally, equity investment income was $1.1 billion higher than the year-ago quarter, reflecting the pretax gain on the sale of a portion of the company’s CCB investment, partially offset by equity investment losses. The decrease in noninterest expense was due to a reduction in merger and restructuring charges, down $245 million compared to the year-ago period.

Provision for credit losses increased $933 million to $1.4 billion driven primarily by a slower pace of improvement in the residential mortgage portfolio. Additionally, provision expense in the non-U.S. credit card portfolio increased driven by the slowing pace of improvement in projected losses.

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Corporate Overview

Third-Quarter 2011 Revenue and Expense

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Net interest income, FTE basis[1]	$10,739	$11,493	$12,717
Noninterest income	17,963	1,990	14,265
Total revenue, net of interest expense, FTE basis	28,702	13,483	26,982
Noninterest expense[2]	$17,613	$20,253	$16,816
Goodwill impairment charge	$—	$2,603	$10,400
Net income (loss)	$6,232	$(8,826)	$(7,299)

[1]

Fully taxable-equivalent (FTE) basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to pages 25-27 of this press release. Net interest income on a GAAP basis was $10.5 billion, $11.2 billion and $12.4 billion for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010. Total revenue, net of interest expense on a GAAP basis was $28.5 billion, $13.2 billion and $26.7 billion for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010.

[2]	Excludes a goodwill impairment charge of $2.6 billion in the second quarter of 2011 and $10.4 billion in the third quarter of 2010.

Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis rose 6 percent from the third quarter of 2010, reflecting higher noninterest income partially offset by lower net interest income.

Net interest income on an FTE basis decreased 16 percent from a year earlier. The net interest yield fell 40 basis points from the year-ago quarter, driven by hedge ineffectiveness and the acceleration of amortization of premiums on securities due to faster prepayment expectations.

Noninterest income increased $3.7 billion from the year-ago quarter largely due to higher other income and equity investment income, partially offset by lower trading account profits. Other income increased due to the previously mentioned positive fair value adjustments on the structured liabilities and the higher equity investment income from the gain on the sale of CCB shares. This was partially offset by the losses in Global Principal Investments and a write-down of a strategic investment. Trading account profits were lower due to adverse market conditions throughout the quarter.

Noninterest expense decreased $9.6 billion, or 35 percent from the year-ago quarter, to $17.6 billion as the year-ago quarter included a goodwill impairment charge of $10.4 billion. Excluding the goodwill impairment charge, noninterest expense increased by $797 million, reflecting increased personnel costs.

The tax expense for the third quarter of 2011 was $1.2 billion, resulting in a 16.15 percent effective tax rate. The effective tax rate in the third quarter of 2011 included,

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among other items, a larger-than-usual portion of recurring tax preference items (such as tax-exempt income) that was largely offset by the $782 million tax charge related to the U.K. corporate tax rate change as well as tax benefits of approximately $1.1 billion related to capital losses realizable as a result of the CCB sale.

The following is a list of selected items that affected third-quarter 2011 financial results.

Selected Items1 in Third-Quarter 2011

(Dollars in billions)
Pretax income, FTE basis[2]	$7.7
Fair value adjustment on structured liabilities	$4.5
Gain on partial sale of China Construction Bank	3.6
Debit Valuation Adjustment on trading liabilities	1.7
Gains on sale of debt securities	0.7
Representations and warranties provision	(0.3)
International card divestitures	(0.3)
Assessments and waivers costs	(0.4)
Net interest income accelerated premium amortization	(0.4)
Mortgage-related litigation expense	(0.5)
Net interest income asset hedge ineffectiveness	(0.6)
U.K. tax rate change	(0.8)
Equity investments (excluding CCB sale)	(2.2)

[1]	All items are pretax except U.K. tax rate change.
[2]	Fully taxable-equivalent (FTE) basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

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Third-Quarter 2011 Credit Quality

	Three Months Ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010
Provision for credit losses	$3,407	$3,255	$5,396
Net charge-offs	5,086	5,665	7,197
Net charge-off ratio[1]	2.17%	2.44%	3.07%

	At September 30, 2011	At June 30, 2011	At September 30, 2010
Nonperforming loans, leases and foreclosed properties	$29,059	$30,058	$34,556
Nonperforming loans, leases and foreclosed properties ratio[2]	3.15%	3.22%	3.71%
Allowance for loan and lease losses	$35,082	$37,312	$43,581
Allowance for loan and lease losses ratio[3]	3.81%	4.00%	4.69%

[1]	Net charge-off/loss ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[2]

Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note:	Ratios do not include loans measured under the fair value option.

Credit quality improved in the third quarter, with net charge-offs declining across most portfolios, compared to the third quarter of 2010. Provision for credit losses also decreased significantly from a year ago. Additionally, 30+ performing delinquent loans, excluding Federal Housing Administration-insured loans and long-term standby agreements, declined across all portfolios, and reservable criticized balances also continued to decline, down 35 percent from the year-ago period.

Net charge-offs declined $2.1 billion from the third quarter of 2010, reflecting improvement in most of the consumer and commercial portfolios. The decrease was primarily driven by fewer delinquent loans, improved collection rates, and lower bankruptcy filings across the Card Services loan portfolio, as well as lower losses in the home equity portfolio, driven by fewer delinquent loans.

The provision for credit losses declined to $3.4 billion from $5.4 billion a year ago and included reserve reductions of $1.7 billion driven primarily by improvement in projected delinquencies, collections and bankruptcies across the Card Services portfolios and by

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improvement in economic conditions impacting the core commercial portfolio, as evidenced by continued declines in reservable criticized and nonperforming balances.

The allowance for loan and lease losses to annualized net charge-off coverage ratio increased in the third quarter to 1.74 times, compared with 1.64 times in the second quarter of 2011 and 1.53 times in the third quarter of 2010. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.33, 1.28 and 1.34 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $29.1 billion at September 30, 2011, down from $30.1 billion at June 30, 2011, and $34.6 billion at September 30, 2010.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At September 30, 2011	At June 30, 2011	At September 30, 2010
Total shareholders’ equity	$230,252	$222,176	$230,495
Tier 1 common ratio	8.65%	8.23%	8.45%
Tier 1 capital ratio	11.48%	11.00%	11.16%
Total capital ratio	15.86%	15.65%	15.65%
Tangible common equity ratio[1]	6.25%	5.87%	5.74%
Common equity ratio	9.50%	9.09%	9.08%
Tangible book value per share[1]	$13.22	$12.65	$12.91
Book value per share	20.80	20.29	21.17

[1]

Tangible common equity ratio and tangible book value per share are non-GAAP measures. Other companies may define or calculate these ratios differently. For reconciliation to GAAP measures, refer to pages 25-27 of this press release.

Regulatory capital ratios increased significantly during the third quarter, compared to the second quarter of 2011, with the Tier 1 capital ratio at 11.48 percent, the Tier 1 common equity ratio at 8.65 percent, and the Tangible common equity ratio at 6.25 percent. This compares with a Tier 1 capital ratio of 11.00 percent, a Tier 1 common equity ratio at 8.23 percent, and a Tangible common equity ratio at 5.87 percent at June 30, 2011.

The company’s total global excess liquidity increased approximately $40 billion from the end of the third quarter of 2010 to $363 billion at September 30, 2011. The company’s time-to-required funding was 27 months at September 30, 2011, compared to 23 months a year ago and 22 months at June 30, 2011.

During the third quarter of 2011, a cash dividend of $0.01 per common share was paid and the company declared $343 million in preferred dividends. Period-end common shares issued and outstanding were 10.13 billion for the second and third quarters of 2011 and 10.03 billion for the third quarter of 2010, respectively.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss third-quarter 2011 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-

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only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 58 million consumer and small business relationships with approximately 5,700 retail banking offices and approximately 17,750 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America’s current expectations, plans or forecasts of its future results and revenues, the company’s building of a fortress balance sheet; the implementation and completion of, and expected impact from, Project New BAC, including estimated expense reductions; the pending sale of the company’s Canadian credit card business; the nationwide launch of Customer Solutions; plans to hire more than 1,000 small business bankers by early 2012; implementation of a customer-focused strategy to position the company for long-term growth; plans to exit the Home Loans correspondent mortgage lending channel and focus on retail distribution of mortgage products and services; the estimated range of possible loss for non-GSE representations and warranties exposure; representations and warranties reserves, expenses and repurchase activity; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2010 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 and in any of Bank of America’s subsequent SEC filings: the company’s ability to implement, manage and realize the anticipated benefits and expense savings from Project New BAC; the company’s timing and determinations regarding any potential revised comprehensive capital plan submission and the Federal Reserve Board’s response; the company’s intent to build capital through retaining earnings, reducing legacy asset portfolios and implementing other non-dilutive capital related initiatives; the accuracy and variability of estimates and assumptions in determining the expected total cost

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to Bank of America of the recent private label securitization settlement (the settlement) with The Bank of New York Mellon (BNY Mellon); the accuracy and variability of estimates and assumptions in determining the estimated liability and/or estimated range of possible loss for representation and warranties exposures to the GSEs, monolines and private label and other investors; the accuracy and variability of estimates and assumptions in determining the portion of Bank of America’s repurchase obligations for residential mortgage obligations sold by Bank of America and its affiliates to investors that has been paid or reserved after giving effect to the settlement agreement with BNY Mellon (the settlement agreement) and the charges in the quarter ended June 30, 2011; the possibility that objections to the settlement, including substantial objections already filed, will delay or prevent receipt of final court approval; whether the conditions to the settlement will be satisfied, including the receipt of final court approval and private letter rulings from the IRS and other tax rulings and opinions; whether conditions in the settlement agreement that would permit Bank of America and legacy Countrywide to withdraw from the settlement will occur and whether Bank of America and legacy Countrywide will determine to withdraw from the settlement pursuant to the terms of the settlement agreement; the impact of performance and enforcement of obligations under, and provisions contained in, the settlement agreement and the institutional investor agreement, including performance of obligations under the settlement agreement by Bank of America (and certain of its affiliates) and the trustee and the performance of obligations under the institutional investor agreement by Bank of America (and certain of its affiliates) and the investor group; Bank of America’s and certain of its affiliates’ ability to comply with the servicing and documentation obligations under the settlement agreement; the potential assertion and impact of additional claims not addressed by the settlement agreement or any of the prior agreements entered into between Bank of America (and/or certain of its affiliates) and the GSEs, monoline insurers and other investors; the company’s resolution of certain representations and warranties obligations with the GSEs and ability to resolve any remaining claims; the company’s ability to resolve any representations and warranties obligations with monolines and private investors; increased repurchase claims and repurchases due to mortgage insurance cancellations, rescissions and denials; the company’s failure to satisfy its obligations as servicer in the residential mortgage securitization process; the foreclosure review and assessment process, the effectiveness of the company’s response to such process and any governmental or private third-party claims asserted in connection with these foreclosure matters; the risk of a credit rating downgrade of the U.S. government by one of the other major credit rating agencies in addition to the downgrade from Standard & Poor’s in August 2011; the risk that Standard & Poor’s will further downgrade the U.S. government’s credit rating; negative economic conditions generally including continued weakness in the U.S. housing market, high unemployment in the U.S., as well as economic challenges in many non-U.S. countries in which we operate; the impact resulting from international and domestic sovereign credit uncertainties, including the current challenges facing European economies; the company’s credit ratings and the credit ratings of its securitizations, including the risk that the company or its securities will be the subject of additional or further credit rating downgrades in addition to the downgrade by Moody’s in the third quarter of 2011; the company’s mortgage modification policies, loss mitigation strategies and related results; and any measures or steps taken by federal regulators or other governmental authorities with regard to mortgage loans, servicing agreements and standards, or other matters; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions, including the company as well as its business partners; the accuracy and variability of estimates of the fair value of certain of the company’s assets and liabilities; legislative and regulatory actions in the U.S. (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Financial Reform Act), the Electronic Fund Transfer Act, the Credit Card Accountability Responsibility and Disclosure Act and related regulations

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and interpretations) and internationally; the identification and effectiveness of any initiatives to mitigate the negative impact of the Financial Reform Act; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments as well as any collateral effects on its ability to do business and access the capital markets; the ability to achieve resolution in negotiations with law enforcement authorities and federal agencies, including the U.S. Department of Justice and the U.S. Department of Housing and Urban Development, involving mortgage servicing practices, including the timing and any settlement terms; various monetary, tax and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including new consolidation guidance), inaccurate estimates or assumptions in the application of accounting policies, including in determining reserves, applicable guidance regarding goodwill accounting and the impact on the Company’s financial statements.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Nine Months Ended September 30				Third Quarter		Second Quarter		Third Quarter
	2011		2010		2011		2011		2010
Net interest income	$33,915		$39,084		$10,490		$11,246		$12,435
Noninterest income	34,651		48,738		17,963		1,990		14,265

Total revenue, net of interest expense	68,566		87,822		28,453		13,236		26,700
Provision for credit losses	10,476		23,306		3,407		3,255		5,396
Merger and restructuring charges	537		1,450		176		159		421
Goodwill impairment	2,603		10,400		—		2,603		10,400
All other noninterest expense (1)	57,612		50,394		17,437		20,094		16,395

Income (loss) before income taxes	(2,662)		2,272		7,433		(12,875)		(5,912)
Income tax expense (benefit)	(2,117)		3,266		1,201		(4,049)		1,387

Net income (loss)	$(545)		$(994)		$6,232		$(8,826)		$(7,299)

Preferred stock dividends	954		1,036		343		301		348

Net income (loss) applicable to common shareholders	$(1,499)		$(2,030)		$5,889		$(9,127)		$(7,647)

Earnings (loss) per common share	$(0.15)		$(0.21)		$0.58		$(0.90)		$(0.77)
Diluted (loss) earnings per common share	(0.15)		(0.21)		0.56		(0.90)		(0.77)

Summary Average Balance Sheet	Nine Months Ended September 30				Third Quarter		Second Quarter		Third Quarter
	2011		2010		2011		2011		2010
Total loans and leases	$939,848		$964,302		$942,032		$938,513		$934,860
Debt securities	338,512		317,906		344,327		335,269		328,097
Total earning assets	1,851,736		1,902,303		1,841,135		1,844,525		1,863,819
Total assets	2,326,232		2,462,977		2,301,454		2,339,110		2,379,397
Total deposits	1,036,905		982,132		1,051,320		1,035,944		973,846
Shareholders’ equity	229,385		232,465		222,410		235,067		233,978
Common shareholders’ equity	212,512		210,649		204,928		218,505		215,911

Performance Ratios	Nine Months Ended September 30				Third Quarter		Second Quarter		Third Quarter
	2011		2010		2011		2011		2010
Return on average assets	n/m		n/m		1.07	%	n/m		n/m
Return on average tangible shareholders’ equity (2)	n/m		n/m		17.03		n/m		n/m

Credit Quality	Nine Months Ended September 30				Third Quarter		Second Quarter		Third Quarter
	2011		2010		2011		2011		2010
Total net charge-offs	$16,779		$27,551		$5,086		$5,665		$7,197
Net charge-offs as a % of average loans and leases outstanding (3)	2.41	%	3.84	%	2.17	%	2.44	%	3.07	%
Provision for credit losses	$10,476		$23,306		$3,407		$3,255		$5,396

					September 30 2011		June 30 2011		September 30 2010
Total nonperforming loans, leases and foreclosed properties (4)					$29,059		$30,058		$34,556
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (3)					3.15	%	3.22	%	3.71	%
Allowance for loan and lease losses					$35,082		$37,312		$43,581
Allowance for loan and lease losses as a % of total loans and leases outstanding (3)					3.81	%	4.00	%	4.69	%

Capital Management					September 30 2011		June 30 2011		September 30 2010

Risk-based capital (5):
Tier 1 common equity ratio (6)					8.65	%	8.23	%	8.45	%
Tier 1 capital ratio					11.48		11.00		11.16
Total capital ratio					15.86		15.65		15.65
Tier 1 leverage ratio					7.11		6.86		7.21
Tangible equity ratio (7)					7.16		6.63		6.54
Tangible common equity ratio (7)					6.25		5.87		5.74

Period-end common shares issued and outstanding					10,134,432		10,133,190		10,033,705

	Nine Months Ended September 30				Third Quarter		Second Quarter		Third Quarter
	2011		2010		2011		2011		2010
Common shares issued	49,277		1,383,461		1,242		1,387		688
Average common shares issued and outstanding	10,095,859		9,706,951		10,116,284		10,094,928		9,976,351
Average diluted common shares issued and outstanding	10,095,859		9,706,951		10,464,395		10,094,928		9,976,351
Dividends paid per common share	$0.03		$0.03		$0.01		$0.01		$0.01

Summary Period End Balance Sheet					September 30		June 30		September 30
					2011		2011		2010
Total loans and leases					$932,531		$941,257		$933,910
Total debt securities					350,725		331,052		322,862
Total earning assets					1,797,600		1,772,293		1,863,206
Total assets					2,219,628		2,261,319		2,339,660
Total deposits					1,041,353		1,038,408		977,322
Total shareholders’ equity					230,252		222,176		230,495
Common shareholders’ equity					210,772		205,614		212,391
Book value per share of common stock					$20.80		$20.29		$21.17
Tangible book value per share of common stock (2)					13.22		12.65		12.91

(1)	Excludes merger and restructuring charges and goodwill impairment charges.
(2)

Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 25-27.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.
(4)

Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Reflects preliminary data for current period risk-based capital.
(6)	Tier 1 common equity ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.
(7)

Tangible equity ratio equals period end tangible shareholders’ equity divided by period end tangible assets. Tangible common equity equals period end tangible common shareholders’ equity divided by period end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 25-27.

n/m	= not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	21

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment

(Dollars in millions)

	Third Quarter 2011
	Deposits		Card Services (1)		Consumer Real Estate Services	Global Commercial Banking		Global Banking & Markets		GWIM		All Other (1)
Total revenue, net of interest expense (2)	$3,119		$4,507		$2,822	$2,533		$5,222		$4,230		$6,269
Provision for credit losses	52		1,037		918	(150)		15		162		1,373
Noninterest expense	2,627		1,458		3,852	1,018		4,480		3,516		662
Net income (loss)	276		1,264		(1,137)	1,050		(302)		347		4,734

Return on average equity	4.61	%	22.36	%	n/m	10.22	%	n/m		7.72	%	n/m
Return on average economic capital (3)	18.78		49.31		n/m	20.78		n/m		19.66		n/m

Balance Sheet

Average
Total loans and leases	n/m		$123,547		$120,079	$188,037		$120,143		$102,785		$286,753
Total deposits	$422,331		n/m		n/m	173,837		121,389		255,660		52,853
Allocated equity	23,820		22,410		14,240	40,726		36,372		17,839		67,003
Economic capital (3)	5,873		10,194		14,240	20,037		25,589		7,148		n/m

Period end
Total loans and leases	n/m		$122,223		$119,823	$188,650		$124,527		$102,361		$274,269
Total deposits	$424,267		n/m		n/m	171,297		115,724		251,027		52,947

	Second Quarter 2011
	Deposits		Card Services (1)		Consumer Real Estate Services	Global Commercial Banking		Global Banking & Markets		GWIM		All Other (1)
Total revenue, net of interest expense (2)	$3,301		$4,856		$(11,315)	$2,811		$6,792		$4,490		$2,548
Provision for credit losses	31		302		1,507	(417)		(82)		72		1,842
Noninterest expense	2,609		1,532		8,645	1,069		4,708		3,631		662
Net income (loss)	424		1,939		(14,519)	1,381		1,559		506		(116)

Return on average equity	7.20	%	34.31	%	n/m	13.67	%	16.69	%	11.54	%	n/m
Return on average economic capital (3)	29.98		74.83		n/m	27.95		23.23		29.97		n/m

Balance Sheet

Average
Total loans and leases	n/m		$127,344		$121,683	$189,347		$109,473		$102,200		$287,840
Total deposits	$426,684		n/m		n/m	166,481		116,899		255,219		48,093
Allocated equity	23,612		22,671		17,139	40,522		37,458		17,574		76,091
Economic capital (3)	5,662		10,410		14,437	19,825		26,984		6,868		n/m

Period end
Total loans and leases	n/m		$125,140		$121,553	$189,435		$114,165		$102,878		$287,424
Total deposits	$424,579		n/m		n/m	170,156		122,348		255,580		43,759

	Third Quarter 2010
	Deposits		Card Services (1)		Consumer Real Estate Services	Global Commercial Banking		Global Banking & Markets		GWIM		All Other (1)
Total revenue, net of interest expense (2)	$3,146		$5,377		$3,612	$2,633		$7,073		$3,898		$1,243
Provision for credit losses	62		3,066		1,302	556		(157)		127		440
Noninterest expense	2,774		11,834		2,923	1,061		4,311		3,345		968
Net income (loss)	198		(9,844)		(392)	644		1,468		269		358

Return on average equity	3.23	%	n/m		n/m	5.95	%	11.61	%	5.91	%	n/m
Return on average economic capital (3)	12.40		16.63	%	n/m	11.52		14.57		15.84		n/m

Balance Sheet

Average
Total loans and leases	n/m		$141,092		$127,712	$199,320		$98,874		$99,103		$268,056
Total deposits	$411,117		n/m		n/m	148,605		96,040		234,807		55,466
Allocated equity	24,402		33,033		26,493	42,930		50,173		18,039		38,908
Economic capital (3)	6,424		13,665		21,692	22,223		40,116		7,264		n/m

Period end
Total loans and leases	n/m		$138,492		$127,700	$196,333		$99,525		$99,511		$271,672
Total deposits	$409,365		n/m		n/m	150,994		99,462		240,381		47,942

(1)

During the third quarter of 2011, as a result of the decision to exit the international consumer card business, the Global Card Services business segment was renamed to Card Services. The international consumer card business results have been moved to All Other and prior periods have been reclassified.

(2)

Fully taxable-equivalent basis. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)

Return on average economic capital is calculated as net income, excluding goodwill impairment charge, cost of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-27.

n/m	= not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	22

Bank of America Corporation and Subsidiaries

Year-to-Date Results by Business Segment

(Dollars in millions)

	Nine Months Ended September 30, 2011
	Deposits		Card Services (1)		Consumer Real Estate Services	Global Commercial Banking		Global Banking & Markets		GWIM		All Other (1)
Total revenue, net of interest expense (2)	$9,609		$14,085		$(6,430)	$7,997		$19,896		$13,212		$10,911
Provision for credit losses	116		1,934		3,523	(488)		(269)		280		5,380
Noninterest expense	7,835		4,632		17,297	3,195		13,892		10,746		3,155
Net income (loss)	1,051		4,767		(18,070)	3,354		3,400		1,386		3,567

Return on average equity	5.93	%	27.76	%	n/m	10.96	%	11.83	%	10.42	%	n/m
Return on average economic capital (3)	24.54		59.71		n/m	22.18		16.37		26.63		n/m

Balance Sheet

Average
Total loans and leases	n/m		$127,755		$120,772	$189,924		$111,167		$101,952		$287,627
Total deposits	$422,452		n/m		n/m	166,895		116,364		256,455		50,367
Allocated equity	23,692		22,958		16,688	40,917		38,422		17,783		68,925
Economic capital (3)	5,740		10,701		14,884	20,222		27,875		7,075		n/m

Period end
Total loans and leases	n/m		$122,223		$119,823	$188,650		$124,527		$102,361		$274,269
Total deposits	$424,267		n/m		n/m	171,297		115,724		251,027		52,947

	Nine Months Ended September 30, 2010
	Deposits		Card Services (1)		Consumer Real Estate Services	Global Commercial Banking		Global Banking & Markets		GWIM		All Other (1)
Total revenue, net of interest expense (2)	$10,559		$16,984		$9,849	$8,611		$22,584		$12,128		$8,007
Provision for credit losses	160		9,116		7,292	2,115		(54)		491		4,186
Noninterest expense	7,926		14,895		8,906	3,068		13,213		9,737		4,499
Net income (loss)	1,562		(8,269)		(4,010)	2,165		5,628		1,022		908

Return on average equity	8.61	%	n/m		n/m	6.61	%	14.73	%	7.58	%	n/m
Return on average economic capital (3)	33.45		18.94	%	n/m	12.55		18.39		20.12		n/m

Balance Sheet

Average
Total loans and leases	n/m		$147,893		$130,684	$206,699		$97,915		$98,920		$281,478
Total deposits	$415,458		n/m		n/m	145,931		95,568		227,613		72,206
Allocated equity	24,254		37,073		26,591	43,790		51,083		18,015		31,659
Economic capital (3)	6,277		15,424		21,788	23,112		41,022		7,227		n/m

Period end
Total loans and leases	n/m		$138,492		$127,700	$196,333		$99,525		$99,511		$271,672
Total deposits	$409,365		n/m		n/m	150,994		99,462		240,381		47,942

(1)

During the third quarter of 2011, as a result of the decision to exit the international consumer card business, the Global Card Services business segment was renamed to Card Services. The international consumer card business results have been moved to All Other and prior periods have been reclassified.

(2)

Fully taxable-equivalent basis. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)

Return on average economic capital is calculated as net income, excluding goodwill impairment charge, cost of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-27.

n/m	= not meaningful

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	23

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data (1)	Nine Months Ended September 30				Third Quarter 2011		Second Quarter 2011		Third Quarter 2010
	2011		2010
Net interest income	$34,629		$39,984		$10,739		$11,493		$12,717
Total revenue, net of interest expense	69,280		88,722		28,702		13,483		26,982
Net interest yield (2)	2.50	%	2.81	%	2.32	%	2.50	%	2.72	%
Efficiency ratio	87.69		70.16		61.37		n/m		100.87

Other Data					September 30 2011		June 30 2011		September 30 2010
Number of banking centers - U.S.					5,715		5,742		5,879
Number of branded ATMs - U.S.					17,752		17,817		17,929
Full-time equivalent employees					290,509		287,839		287,293

(1)

Fully taxable-equivalent basis is a non-GAAP measure. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 25-27.

(2)

Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $150 million and $305 million for the nine months ended September 30, 2011 and 2010; $38 million and $49 million for the third and second quarters of 2011, and $107 million for the third quarter of 2010, respectively.

n/m	= not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	24

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.

In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity are calculated excluding the impact of goodwill impairment charge of $2.6 billion recorded in the second quarter of 2011 and $10.4 billion in the third quarter of 2010. Accordingly, these are non-GAAP measures.

See the tables below and on pages 26-27 for reconciliations of these non-GAAP measures with financial measures defined by GAAP for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010, and for the nine months ended September 30, 2011 and 2010. The Corporation believes the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter 2011	Second Quarter 2011	Third Quarter 2010
	2011	2010

Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$33,915	$39,084	$10,490	$11,246	$12,435
Fully taxable-equivalent adjustment	714	900	249	247	282

Net interest income on a fully taxable-equivalent basis	$34,629	$39,984	$10,739	$11,493	$12,717

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$68,566	$87,822	$28,453	$13,236	$26,700
Fully taxable-equivalent adjustment	714	900	249	247	282

Total revenue, net of interest expense on a fully taxable-equivalent basis	$69,280	$88,722	$28,702	$13,483	$26,982

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charges

Total noninterest expense	$60,752	$62,244	$17,613	$22,856	$27,216
Goodwill impairment charges	(2,603)	(10,400)	—	(2,603)	(10,400)

Total noninterest expense, excluding goodwill impairment charges	$58,149	$51,844	$17,613	$20,253	$16,816

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$(2,117)	$3,266	$1,201	$(4,049)	$1,387
Fully taxable-equivalent adjustment	714	900	249	247	282

Income tax expense (benefit) on a fully taxable-equivalent basis	$(1,403)	$4,166	$1,450	$(3,802)	$1,669

Reconciliation of net income (loss) to net income (loss), excluding goodwill impairment charges

Net income (loss)	$(545)	$(994)	$6,232	$(8,826)	$(7,299)
Goodwill impairment charges	2,603	10,400	—	2,603	10,400

Net income (loss), excluding goodwill impairment charges	$2,058	$9,406	$6,232	$(6,223)	$3,101

Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charges

Net income (loss) applicable to common shareholders	$(1,499)	$(2,030)	$5,889	$(9,127)	$(7,647)
Goodwill impairment charges	2,603	10,400	—	2,603	10,400

Net income (loss) applicable to common shareholders, excluding goodwill impairment charges	$1,104	$8,370	$5,889	$(6,524)	$2,753

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	25

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures - continued

(Dollars in millions)

	Nine Months Ended September 30		Third Quarter 2011	Second Quarter 2011	Third Quarter 2010
	2011	2010

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$212,512	$210,649	$204,928	$218,505	$215,911
Common Equivalent Securities	—	3,877	—	—	—
Goodwill	(72,903)	(84,965)	(71,070)	(73,748)	(82,484)
Intangible assets (excluding mortgage servicing rights)	(9,386)	(11,246)	(9,005)	(9,394)	(10,629)
Related deferred tax liabilities	2,939	3,368	2,852	2,932	3,214

Tangible common shareholders’ equity	$133,162	$121,683	$127,705	$138,295	$126,012

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$229,385	$232,465	$222,410	$235,067	$233,978
Goodwill	(72,903)	(84,965)	(71,070)	(73,748)	(82,484)
Intangible assets (excluding mortgage servicing rights)	(9,386)	(11,246)	(9,005)	(9,394)	(10,629)
Related deferred tax liabilities	2,939	3,368	2,852	2,932	3,214

Tangible shareholders’ equity	$150,035	$139,622	$145,187	$154,857	$144,079

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity
Common shareholders’ equity	$210,772	$212,391	$210,772	$205,614	$212,391
Goodwill	(70,832)	(75,602)	(70,832)	(71,074)	(75,602)
Intangible assets (excluding mortgage servicing rights)	(8,764)	(10,402)	(8,764)	(9,176)	(10,402)
Related deferred tax liabilities	2,777	3,123	2,777	2,853	3,123

Tangible common shareholders’ equity	$133,953	$129,510	$133,953	$128,217	$129,510

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity
Shareholders’ equity	$230,252	$230,495	$230,252	$222,176	$230,495
Goodwill	(70,832)	(75,602)	(70,832)	(71,074)	(75,602)
Intangible assets (excluding mortgage servicing rights)	(8,764)	(10,402)	(8,764)	(9,176)	(10,402)
Related deferred tax liabilities	2,777	3,123	2,777	2,853	3,123

Tangible shareholders’ equity	$153,433	$147,614	$153,433	$144,779	$147,614

Reconciliation of period end assets to period end tangible assets
Assets	$2,219,628	$2,339,660	$2,219,628	$2,261,319	$2,339,660
Goodwill	(70,832)	(75,602)	(70,832)	(71,074)	(75,602)
Intangible assets (excluding mortgage servicing rights)	(8,764)	(10,402)	(8,764)	(9,176)	(10,402)
Related deferred tax liabilities	2,777	3,123	2,777	2,853	3,123

Tangible assets	$2,142,809	$2,256,779	$2,142,809	$2,183,922	$2,256,779

Book value per share of common stock
Common shareholders’ equity	$210,772	$212,391	$210,772	$205,614	$212,391
Ending common shares issued and outstanding	10,134,432	10,033,705	10,134,432	10,133,190	10,033,705

Book value per share of common stock	$20.80	$21.17	$20.80	$20.29	$21.17

Tangible book value per share of common stock
Tangible common shareholders’ equity	$133,953	$129,510	$133,953	$128,217	$129,510
Ending common shares issued and outstanding	10,134,432	10,033,705	10,134,432	10,133,190	10,033,705

Tangible book value per share of common stock	$13.22	$12.91	$13.22	$12.65	$12.91

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	26

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures - continued

(Dollars in millions)

Reconciliation of return on average economic capital	Nine Months Ended September 30		Third Quarter 2011	Second Quarter 2011	First Quarter 2011	Fourth Quarter 2010	Third Quarter 2010
	2011	2010

Deposits

Reported net income	$1,051	$1,562	$276	$424	$351	$(200)	$198
Adjustment related to intangibles (1)	1	8	1	(1)	1	2	3

Adjusted net income	$1,052	$1,570	$277	$423	$352	$(198)	$201

Average allocated equity	$23,692	$24,254	$23,820	$23,612	$23,641	$24,128	$24,402
Adjustment related to goodwill and a percentage of intangibles	(17,952)	(17,977)	(17,947)	(17,950)	(17,958)	(17,967)	(17,978)

Average economic capital	$5,740	$6,277	$5,873	$5,662	$5,683	$6,161	$6,424

Card Services

Reported net income	$4,767	$(8,269)	$1,264	$1,939	$1,564	$1,289	$(9,844)
Adjustment related to intangibles (1)	12	54	4	3	5	15	17
Goodwill impairment charge	—	—	—	—	—	—	10,400

Adjusted net income	$4,779	$(8,215)	$1,268	$1,942	$1,569	$1,304	$573

Average allocated equity	$22,958	$37,073	$22,410	$22,671	$23,807	$25,173	$33,033
Adjustment related to goodwill and a percentage of intangibles	(12,257)	(21,649)	(12,216)	(12,261)	(12,295)	(12,327)	(19,368)

Average economic capital	$10,701	$15,424	$10,194	$10,410	$11,512	$12,846	$13,665

Consumer Real Estate Services

Reported net income	$(18,070)	$(4,010)	$(1,137)	$(14,519)	$(2,414)	$(4,937)	$(392)
Adjustment related to intangibles (1)	—	2	—	—	—	—	—
Goodwill impairment charge	2,603	—	—	2,603	—	2,000	—

Adjusted net income	$(15,467)	$(4,008)	$(1,137)	$(11,916)	$(2,414)	$(2,937)	$(392)

Average allocated equity	$16,688	$26,591	$14,240	$17,139	$18,736	$24,310	$26,493
Adjustment related to goodwill and a percentage of intangibles	(1,804)	(4,803)	—	(2,702)	(2,742)	(4,799)	(4,801)

Average economic capital	$14,884	$21,788	$14,240	$14,437	$15,994	$19,511	$21,692

Global Commercial Banking

Reported net income	$3,354	$2,165	$1,050	$1,381	$923	$1,053	$644
Adjustment related to intangibles (1)	2	4	—	1	1	1	1

Adjusted net income	$3,356	$2,169	$1,050	$1,382	$924	$1,054	$645

Average allocated equity	$40,917	$43,790	$40,726	$40,522	$41,512	$42,997	$42,930
Adjustment related to goodwill and a percentage of intangibles	(20,695)	(20,678)	(20,689)	(20,697)	(20,700)	(20,703)	(20,707)

Average economic capital	$20,222	$23,112	$20,037	$19,825	$20,812	$22,294	$22,223

Global Banking and Markets (2)

Reported net income	$3,400	$5,628	$(302)	$1,559	$2,143	$669	$1,468
Adjustment related to intangibles (1)	13	15	5	4	4	4	5

Adjusted net income	$3,413	$5,643	$(297)	$1,563	$2,147	$673	$1,473

Average allocated equity	$38,422	$51,083	$36,372	$37,458	$41,491	$46,935	$50,173
Adjustment related to goodwill and a percentage of intangibles	(10,547)	(10,061)	(10,783)	(10,474)	(10,379)	(10,240)	(10,057)

Average economic capital	$27,875	$41,022	$25,589	$26,984	$31,112	$36,695	$40,116

Global Wealth and Investment Management

Reported net income	$1,386	$1,022	$347	$506	$533	$319	$269
Adjustment related to intangibles (1)	23	66	7	7	9	20	21

Adjusted net income	$1,409	$1,088	$354	$513	$542	$339	$290

Average allocated equity	$17,783	$18,015	$17,839	$17,574	$17,938	$18,227	$18,039
Adjustment related to goodwill and a percentage of intangibles	(10,708)	(10,788)	(10,691)	(10,706)	(10,728)	(10,752)	(10,775)

Average economic capital	$7,075	$7,227	$7,148	$6,868	$7,210	$7,475	$7,264

(1)	Represents cost of funds and earnings credit on intangibles.
(2)

During the three and nine months ended September 30, 2011, Global Banking and Markets recorded a $774 million charge related to a change in the U.K. tax rate. Excluding this charge, adjusted net income would have been $477 million and $4.2 billion for the three and nine months ended September 30, 2011.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	27